Exhibit 99.1

For immediate release

Zonagen Reports First Quarter 2005 Financial Results
and Announces 2005 Annual Meeting of Stockholders

THE WOODLANDS, Texas—(BUSINESS WIRE)—May 9, 2005—Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZONA) today provided an overview of the status of its Progenta™ and Androxal™ clinical programs, reported first quarter financial results for the three-month period ended March 31, 2005, and announced its 2005 Annual Meeting of Stockholders to be held in New York City on June 21, 2005.

“We are emerging from our first quarter with a strong clinical pipeline and are preparing to initiate three clinical trials in 2005. These trials include a U.S. Phase III trial of Androxal for male testosterone deficiency, a U.S. clinical trial of Progenta for uterine fibroids and a European Phase II trial of Progenta for endometriosis,” said Joseph Podolski, President and CEO of Zonagen, Inc. “We continue to operate in a streamlined, efficient manner as a near-virtual company to provide the most value to our stockholders.”

Zonagen has been informed by the FDA that it has agreed to review the Company’s Androxal Phase III pivotal trial under a Special Protocol Assessment (“SPA”) pending the FDA’s review of the protocol. The Company’s goal is to commence a U.S. Phase III study by year end 2005 and have initial three-month study data by the end of the first half of 2006.

The Company’s recently completed European Phase Ib clinical study of Progenta, which studied the drug’s safety and efficacy when administered for three months to women diagnosed with uterine fibroids, indicated that Progenta may be safe and have the potential to significantly reduce fibroid size. The Company believes it has sufficient data from this trial to adequately select dose for an advanced Phase II U.S. trial. Zonagen has scheduled a pre-IND meeting with the FDA for May 20, 2005 and pending those discussions, the Company’s goal is to commence this Phase II trial by year end 2005. The Company hopes that this Phase II trial may be the first pivotal trial of two required pivotal trials. Initial three-month study data from this trial is expected by the end of the first half of 2006.

Zonagen also intends to conduct a European Phase II clinical study of Progenta for the treatment of endometriosis. The Company believes it will begin that study by year end 2005 and have initial study data by the end of the first half of 2006.

Financial Results

Total revenues and other income for the three-month period ended March 31, 2005 decreased to $112,000 as compared with $125,000 for the same period in the prior year. Research and development grant revenue for the three-month period ended March 31, 2005 were $4,000 as compared to $64,000 for the same period in the prior year. This grant revenue relates to a $836,441 Phase II Small Business Innovative Research (“SBIR”) grant that was awarded to the Company in 2002 for the development of Progenta as an oral treatment for endometriosis. This SBIR grant has come to its anticipated conclusion and is essentially depleted. Interest income increased 315% to $108,000 for the three-month period ended March 31, 2005, as compared to $26,000 for the same period in the prior year. This increase is primarily due to the increase in marketable securities as a result of the Company completing its follow-on public offering on February 1, 2005 in which it received approximately $18.2 million in net proceeds.

Research and development (“R&D”) expenses include contracted research, regulatory affairs activities and general research and development expenses. R&D expenses increased 159% to $1.2 million for the three-month period ended March 31, 2005 as compared to $477,000 for the same period in the prior year. The increase in R&D expenses for the three-month period ended March 31, 2005 as compared to the same period in the prior year is primarily due to an increase of $499,000 and $292,000 related to the Company’s clinical development programs for Progenta and Androxal, respectively, partially offset by a decrease of $60,000 in costs associated with the Company’s SBIR grant funded R&D.

General and administrative expenses remained relatively constant at $431,000 for the three-month period ended March 31, 2005, as compared to $434,000 for the same period in the prior year. The slight decrease in expenses for the three-month period ended March 31, 2005 is primarily due to a decrease in directors’ and officers’ insurance expense and professional services, partially offset by an increase in directors’ expense.

Net loss for the three-month period ended March 31, 2005 was ($1,555,000) or ($0.19) per share as compared to a net loss of ($786,000) or ($0.14) per share for the same period in the prior year. The increase in loss per share for the three-month period ended March 31, 2005 was primarily due to an increase in clinical research activities relating to the Company’s two products, Progenta and Androxal.

The Company had cash, cash equivalents and marketable securities of approximately $23.2 million at March 31, 2005 as compared to $5.5 million at December 31, 2004 and had 10,079,601 shares of common stock outstanding on March 31, 2005.

2005 Annual Meeting of Stockholders

The 2005 Annual Meeting of Stockholders of Zonagen, Inc. will be held on Tuesday, June 21, 2005, at 5:00 p.m., Eastern Daylight Time, at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York. The Company will mail a Notice of the Annual Meeting, Proxy Statement and form of Proxy to stockholders of record for the meeting about one month prior to the meeting.

Zonagen, Inc. is engaged in the development of pharmaceutical products that address diseases and conditions associated with the treatment of hormonal and reproductive system disorders.

A copy of this press release may be obtained via facsimile by dialing 1-888-329-0920 or via the internet by accessing www.zonagen.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to raise additional capital on acceptable terms or at all, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Progenta™, uncertainty relating to Zonagen’s patent portfolio and such other risks which are identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2004. The Form 10-K is available at the Company’s web site at www.zonagen.com, at the SEC’s web site at www.sec.gov or is available by request made to Zonagen’s Corporate Secretary. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ZONAGEN, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
	(Unaudited)	(Unaudited)
Revenues
Research and development grants	$4	$64
Interest income	108	26
Other	—	35

Total revenues	112	125
Expenses
Research and development	1,236	477
General and administrative	431	434

Total expenses	1,667	911

Net loss	$(1,555)	$(786)

Net loss per share	$(0.19)	$(0.14)

Shares used in loss per share calculation:
Basic	8,326	5,492
Diluted	8,326	5,492

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited)
Cash and cash equivalents	$1,620	$736
Marketable securities	21,541	4,800
Other currents assets	238	34
Fixed assets (net)	20	18
Other assets (net)	438	1,018

Total assets	$23,857	$6,606

Accounts payable and accrued expenses	$1,152	$614
Stockholders’ equity	22,705	5,992

Total liabilities and stockholders’ equity	$23,857	$6,606

CONTACT:	Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447

SOURCE:	Zonagen, Inc.